EXHIBIT 99.2

CORPORATE PARTICIPANTS

Jack Jancin Helen of Troy Limited - IR

Julien Mininberg Helen of Troy Limited - CEO

Brian Grass Helen of Troy Limited - CFO

CONFERENCE CALL PARTICIPANTS

Dan Moore CJS Securities - Analyst

Jason Gere KeyBanc Capital Markets - Analyst

Maria Vizuete Piper Jaffray - Analyst

Frank Camma Sidoti & Company - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen. Welcome to this Helen of Troy Limited second quarter 2016 earnings call. Today’s conference is being recorded. At this time I would like to turn the call over to Mr. Jack Jancin, Investor Relations. Please go ahead.

Jack Jancin - Helen of Troy Limited - IR

Good afternoon everyone and welcome to Helen of Troy’s second quarter FY16 earnings conference call. The agenda for the call this afternoon is as follows. I will begin with a brief discussion of forward-looking statements. Mr. Julien Mininberg, the Company’s CEO, will comment on the financial performance and key accomplishments of the quarter and then update you on areas of focus for FY16. Then Mr. Brian Grass, the Company’s CFO, will review the financials in more detail and comment on the Company’s outlook for FY16. Following this, Mr. Mininberg and Mr. Grass will take questions you have for us today.

Before reviewing our Safe Harbor statements, I’d like to let you all know that we will be webcasting our presentations at the Morgan Stanley Global Consumer and Retail Conference on November 18, and the Goldman Sachs US Emerging and SMID Cap Growth Conference on November 19, both in New York. Webcast links will be posted to the Helen of Troy Investor Relations website.

This conference call may contain certain forward-looking statements that are based on Management’s current expectation with respect to future events or financial performance. Generally, the words “anticipates, believes, expects” and other similar words identifying forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties that could cause anticipated results to differ materially from actual results.

This conference call may also include information that may be considered non-GAAP financial information. These non-GAAP measures are not an alternative to GAAP financial information and may be calculated differently than the non-GAAP financial information disclosed by other companies. The Company cautions listeners not to place undue reliance on forward-looking statements or non-GAAP information.

Before I turn the conference call over to Mr. Mininberg, I’d like to inform all interested parties that a copy of today’s earnings release has been posted to the Company’s website at www.hotus.com. The earnings release contains tables that reconcile non-GAAP information and financial measures to their corresponding GAAP-based measures. The release can be obtained by selecting the Investor Relations tab on the Company’s homepage and then the News tab. I will now turn the conference call over to Mr. Mininberg.

Julien Mininberg - Helen of Troy Limited - CEO

Thank you, Jack. Good afternoon everyone. We had a strong second quarter; revenue growing double digit. All four business units at Helen of Troy grew in the quarter. I’d like to start off my comments on the business segments by saying that Beauty grew in the second quarter. In recent quarters, the trend in Beauty has been improving. I’m pleased that the efforts to improve our fundamentals and new products for this segment are starting to flow, building on the strength in the past several quarters in foot care.

While encouraging, I would like to remind you that the second quarter last year was negatively impacted with inventory reductions by a major retailer, not repeated this year, making for a somewhat easier comparison. While we’re certainly pleased with the progress made over the past several quarters in Beauty, we do not expect meaningful sales growth in the full FY16. This second quarter’s growth was led by our Healthcare and Home Environment, and also our Housewares segments, both growing double digits. Our Nutritional Supplements segment also contributed $38.1 million in the second quarter.

With capital allocation representing a key component of our strategic plan, we returned capital to shareholders by repurchasing stock in the second quarter which I will discuss in more detail shortly.

We are pleased with our first half performance in which the Company grew revenues double digits despite foreign currency headwinds. Looking forward to the balance of the fiscal year, we expect to continue our progress and we are raising the lower end of our outlook range to reflect our results to date and our expectations for the remainder of the year.

Stepping back from our financial performance, we continue to make meaningful progress on executing the seven key strategic priorities that guide our multi-year transformation. Today, I’d like to update you on each of them briefly.

The first strategy is to invest in our core. As previously discussed, we have been investing in marketing support behind our major brands and product launches in core categories. Examples include thermometers, humidifiers, air and water purifiers and our largest Personal Care brands, as well as new products in Beauty and in Housewares. We have also been investing in marketing support for our Nutritional Supplements business, including increased online customer acquisition. We’re pleased to see these investments contributing to growth.

The second strategy involves strategic disciplined mergers and acquisitions. In the first half of the year, we closed the Vicks inhalant transaction as previously discussed. We will continue to build upon our track record of accretive acquisitions as we’re constantly looking at opportunities to expand in categories and geographies where we believe we can develop leadership market positions and carve out a competitive advantage.

The third strategy is focusing on consumer-centric innovation. We’ve talked in the past about our increased focus on innovation based on in-depth customer, consumer and competitive understanding, especially in Beauty. Now a few quarters later, we’re pleased to report that we’ve launched innovative new Beauty appliances in both our Retail and our Professional Appliance businesses. Stylists told us that longer appliances would make a difference, so under our award-winning Hot Tools professional brand, we launched extra long versions of our straighteners and curling irons.

In Retail Appliances, our new Revlon One-Step Hair Dryer and Styler was inspired by consumers searching for convenience. It started shipping to major retailers in the second quarter and initial results are encouraging. We also relaunched our Pro Beauty Tools brand in Retail Appliances starting with new dryers and new packaging appealing to consumers’ demand for professional-grade products at retail.

OXO continued to build within its existing categories. A nice example this quarter is OXO’s Hand-Held Spiralizer for fruits and vegetables which is selling especially well. OXO is also entering new categories such as small kitchen electrics with the OXO On appliances that began shipping in September.

Our Nutritional Supplements segment is also innovating, introducing multiple new products including launches under all three of its best-selling doctors in the second quarter. These include ProMED Whole Body Inflammatory Response supplements under Dr. Sinatra, Mind & Memory Essentials under Dr. Whitaker and Probiotic Advantage Bifido Beadlets under Dr. Williams.

The fourth is to update our organization and people systems. With our new Global Human Resources Vice President now on board, we have conducted our second global summit in this critical area kicking off a number of key initiatives around people systems.

The fifth is to develop best-in-class shared services. Leveraging the new leadership and best practices we now have in place, we are driving improved warehouse efficiency and inventory management. We have now completed the warehouse consolidation for Healthy Directions which was one of our committed cost savings initiatives. This brings more sophisticated direct to consumer fulfillment capabilities in-house. This project was heavily supported by our information technology department as well, which, under our new Chief Information Officer, is now focused on enabling additional best-in-class supply chain practices. I’m particularly pleased to see increased benefits continuing to flow from collaboration under our new shared services structure. A recent example is the reapplication of Helen of Troy’s decades long electrical appliance expertise to our Housewares segment for the launch of the new OXO On appliances.

The sixth area is to attack waste. Our fuel for growth initiative is progressing well. We have reinvested the $4 million of savings identified for FY16 to grow our core and to offset margin compression from foreign exchange. We have also progressed well on the meaningful SKU count reduction in our Beauty business across multiple regions to go-to-market with the a more efficient assortment and to improve our inventory turns.

And the seventh is to improve asset efficiency and maintain our shareholder friendly policies. We are diligently focused on maintaining a strong balance sheet. Our inventory has decreased slightly, even as we reported double-digit revenue growth during the first half of FY16, resulting in improved turns. We will continue to use the strong cash flow generation of our business and the financial flexibility of our balance sheet to invest in our core business first, then search for accretive acquisitions and then consider return of capital to shareholders.

With capital allocation representing a key component of our strategic plan, we returned capital to shareholders by repurchasing $50 million of our common stock on the open market in the second quarter. Since the second quarter of last year we have invested $92.8 million in acquisition and share repurchase while reducing our total debt by $125.3 million. We will also continue to proactively engage with investors and analysts and plan to attend upcoming investor conferences in New York, as Jack previously mentioned. We look forward to speaking with many of you at these events.

In summary, I continue to be very pleased with the strong work of Helen of Troy employees worldwide who are embracing and implementing these strategies and our new culture with diligence and zeal. Their work is paying dividends and helping put the Company on a path to deliver our targets and build our capabilities for the future. We expect continued progress in the second half of the fiscal year. And with that, I’d like to turn the call over to Brian Grass who will further discuss our results and our outlook.

Brian Grass - Helen of Troy Limited - CFO

Thank you, Julien. Good afternoon everyone. I’d like to start by highlighting the impact that foreign currency had on our results for the second quarter given the significant impact it began to have at the close of FY15 and the expected impact for the full FY16.

Foreign currency exchange rate fluctuations reduced our reported net sales revenue by approximately $8.6 million or 2.7% year-over-year. The impact was slightly worse than the expectations that were assumed in our FY16 outlook due to further weakening of the average euro, Canadian and Mexican peso exchange rates during the second quarter. As a reminder, a rule of thumb to use when thinking about the impact of foreign currency on our results is that for every $1 of fluctuation in net sales, as much as $0.60 to $0.70 can fall to operating income depending on the mix of currencies and their relative volatility against the US dollar.

Now moving on to my discussion. Overall results were slightly ahead of our expectations despite a slightly worse than expected drag from foreign currency. Successful new product introductions, strong point of sale activity at retail and strong sell-through of seasonal products were the primary drivers of our sales performance. As a reminder, our results for the second quarter of last year included the negative impact of inventory reductions by a major retailer making for a somewhat easier year-over-year comparison.

Consolidated sales revenue was $369.1 million for the quarter, a 15.4% increase over the prior year period, which includes an increase in our core business of $34.9 million or 10.9%. The increase in core business sales revenue includes a negative impact of $8.6 million or 2.7% from the foreign currency fluctuations referred to previously. As Julien touched on, our Healthcare/Home Environment segment achieved growth of 13.5% despite a foreign currency headwind of $5.7 million or 4.5%.

The Housewares segment increased 13.2% and benefited from new product introductions and strong point of sale activity. Healthy Directions contributed $38.1 million in sales for the three months of operating results included in the second quarter of FY16 compared to $24.6 million for the two months of results included in the same period last year. The Beauty segment achieved a sales increase of 9.6% in the quarter despite a foreign currency headwind of $2.6 million or 2.6% and benefited from new distribution in foot care, new product introductions and the resolution of the west coast port disruption that pushed sales from the first quarter of FY16 into the second quarter.

Consolidated gross profit was 40.1% of net sales compared to 41.8% of net sales in the second quarter of FY15. The decline was primarily due to the negative impact of foreign currency fluctuations and a lower margin sales mix partially offset by the favorable impact of an incremental month of Nutritional Supplements results.

SG&A was 31.3% of net sales compared to 34.1% of net sales for the same period last year. The decrease was primarily due to operating leverage on higher net sales revenue partially offset by the impact of one additional month of Nutritional Supplements results which operates with a higher relative SG&A ratio because it’s a direct to consumer business.

Operating income was $32.4 million compared to $24.6 million in the same period last year. Adjusted operating income excluding non-cash in tangible asset amortization expense, acquisition related expenses and non-cash share-based compensation, as applicable, was $41.5 million compared to $36.5 million in the same period last year, representing a 13.9% increase. Adjusted operating margin was 11.2% compared to 11.4% in the same period last year primarily reflecting the drag from foreign currency, a lower margin sales mix and investments in product development and advertising.

Income tax expense as a percentage of pretax income was 18.2% compared to 9% for the same period last year. The year-over-year comparison of our effective tax rate was primarily impacted by shifts in the mix of taxable income in our various tax jurisdictions and the comparative impact of a tax benefit of $2.07 million recorded in the same period last year. We continue to expect our effective tax rate to range between 14% and 16% for the full FY16.

Net income was $24.5 million or $0.84 per diluted share on 29 million weighted average diluted shares outstanding. This compares to net income in the second quarter of FY15 of $18.8 million or $0.65 per diluted share on 28.8 million shares. Adjusted income was $32.3 million or $1.12 per diluted share compared to $28.5 million or $0.99 per diluted share for the second quarter of FY15.

Now moving on to our financial position. At August 31, 2015, accounts receivable was $227.1 million compared to $217.1 million at the same time last year. Receivable turnover was 55.7 days compared to 63.8 days at the same time last year reflecting the favorable impact of Healthy Directions which collects the majority of its revenue before the product is shipped to the customer.

Inventory decreased slightly to $348.5 million compared to $351.8 million at the same time last year. Inventory decreased $3.3 million despite sales growth of 13.1% for the six months ended August 31, 2015. Inventory turnover improved to 2.8 times compared to 2.6 times for the same period last year.

Total short and long-term debt decreased to $479.3 million at August 31, 2015, compared to $604.6 million at August 31, 2014, a net reduction of $125.3 million after funding the VapoSteam acquisition for $42.8 million in March 2015 and share repurchases of $50 million in August 2015. We ended the second quarter with a leverage ratio of 2.11 times compared to 2.93 times at the end of the second quarter of FY15.

Now, I’d like to turn to our outlook for FY16. Please note that we have provided a reconciliation of FY16 projected GAAP diluted EPS to non-GAAP adjusted diluted EPS in our earnings release issued this afternoon. The discussed results for the second quarter of the fiscal year were slightly ahead of our expectations and we are revising the bottom end of our outlook range for the full FY16. We now expect consolidated net sales revenue in the range of $1.5 billion to $1.536 billion and GAAP diluted EPS in the range of $4.43 to $4 73.

On a segment basis for FY16, we continue to expect sales growth for Housewares and Healthy Directions in the mid-single digits and for Healthcare/Home Environment in the low single digits. For Beauty, we now expect to see a sales decline in the low single digits compared to our prior expectation of low to mid-single digits.

We now expect consolidated non-GAAP adjusted diluted EPS to be in the range of $5.50 to $5.85 which excludes after tax non-cash asset impairment charges, non-cash share-based compensation expense and intangible asset amortization expense. Our FY16 outlook assumes foreign currency exchange rates for the balance of the fiscal year will remain at current levels. As mentioned, we continue to expect our FY16 effective tax rate to range between 14% and 16% for the full year.

The diluted EPS outlook is based on an estimated weighted average shares outstanding of 28.8 million for the full FY16. Further, our outlook assumes that the severity of the cold flu season will be in line with historical averages. As a reminder, the prior year cold flu season was above average. Our outlook also reflects our cautious view on retail inventory levels, upward pressure on hourly wages, foreign currency and the global economic environment.

The likelihood and potential impact of any FY16 acquisitions other than VapoSteam, further asset impairment charges, future foreign currency fluctuations including any potential currency devaluation in Venezuela, or share repurchases are unknown and cannot be reasonably estimated. Therefore, they are not included in our sales and earnings outlook.

As a reminder, in FY15, the Company benefited from an after-tax gain of $0.24 per share from the amendment of a license agreement, an after-tax decrease in product liability estimates of $0.05 per share and tax benefits of $0.15 per share that are not expected to repeat in FY16. These items negatively impact the year-over-year comparison of adjusted diluted EPS by a combined $0.44. As mentioned previously, the year-over-year comparison is also negatively impacted by the estimated foreign currency impact of $0.59 in FY16. And now, I would like to turn the call back over to Julien for some closing remarks.

Julien Mininberg - Helen of Troy Limited - CEO

Thank you, Brian. Overall, a good first half for the year. We continue to make good progress executing our multi-year transformation strategy to grow the business, to improve the organization and also the culture. We remain focused on and investing in product innovation, brand marketing and talent development. We feel confident in our outlook for the second half of the fiscal year and believe we are well-positioned for the longer-term. With that, I’d like to turn the call over to the operator to begin the question-and-answer session.

QUESTION AND ANSWER

Operator

(Operator Instructions)

Bob Labick, CJS Securities

Dan Moore - CJS Securities - Analyst

Good afternoon. This is actually Dan Moore sitting in for Bob.

Julien Mininberg - Helen of Troy Limited - CEO

Hello, Dan.

Dan Moore - CJS Securities - Analyst

Thanks for taking the questions. I wanted to focus on Beauty a little bit. Obviously some improvement. Maybe just drill down or touch a bit on product launches and new product innovation. Specifically, how is the pipeline and any detail or color you might be able to give on timing of new products would be very helpful.

Julien Mininberg - Helen of Troy Limited - CEO

Sure. Great question and nice to talk to you Dan. I know Bob’s not able to join today. So thank you. In terms of Beauty, it starts a couple of quarters ago. You probably remember, and others on the call, that we said we would need some time to first get in touch with consumers a bit more, develop several consumer insights, new products, et cetera. And that pipeline we said at the time would take 12 to 18 months. It turns out we were able to go a little faster on the product that you heard about, and one or two already in the works, so we were able to come out a little sooner.

As far as the pipeline is concerned, we’re pleased that we have a multi-year plan for Beauty of innovation and that said, it’s not all dialed in yet. It’s not fully locked and there’s lots of testing going on. As part of increasing the rigor and fixing the fundamentals in Beauty, we’ve put a much more disciplined process for new product development in place. And that A, takes a bit more time and B, weeds out a number of products that might have been launched in the past but probably would not have had good results.

And so, while we are pleased with what we have in the pipeline, we do want more. We are working on more and we’re very selective about what we will bring to market. Obviously, I’m not in a position to tip off to our competition exactly what we will launch, when it will be and what form and market and channel and all of that, let alone price points and features. That kind of detail we would stay away from. I’d also like to say that the foot care business is helping us in Beauty because there we’ve had a nice lift for several quarters and that certainly is helping us as we continue to pull the basics together.

Dan Moore - CJS Securities - Analyst

Very helpful. I appreciate it. And maybe just switching gears to Healthy Directions. Talk a little bit about or update us on your customer acquisition strategies. I believe in Q1, you ran promotions that impacted margins a bit. How did those work? Are they sticking? Any color there would be great.

Julien Mininberg - Helen of Troy Limited - CEO

It’s a little too soon to tell and it’s true that we did run a number of promotions. Also some important testing in Healthy Directions in Q1 as we continue to learn our way from the tremendous strength that that business has in direct mail, which is squarely on its target audience which tends to be older. Remember the average age for Healthy Directions is 70 years old. So these are people who are substantial consumers of direct mail. But today’s 60-year-olds are much more digital savvy and they’re tomorrow’s, call it 65-year-olds, and we have a couple of years to do this.

It’s more of a testing regimen. There is some promotional activity as well. The promotions generally did well. Despite my comment, they are too soon to assess. And that said, not all of them pay out perfectly. So we’re culling through that data now and deciding which to expand and which to invest further in and also testing some new ones.

Dan Moore - CJS Securities - Analyst

Great. Lastly, switching to capital allocation. Obviously the new piece of information on the pretty significant buyback, just talk about how you think about balancing pipeline of potential acquisitions versus buybacks. Will it be more opportunistic or should we expect to see more of the same?

Julien Mininberg - Helen of Troy Limited - CEO

On this one, we are careful on this subject. Obviously, not to commit ourselves to a specific buyback at a specific time. We’re in an opportunistic mode in that regard. And the reason for it is because we continue to prefer investing in our core and acquisition. We have a very active acquisition pipeline. There’s always several active ones that we’re looking at. You’ve seen us make the move twice in the last year and a quarter now. And I can say that there’s always several that are a strong interest to us at any one time including now. That said, we’re not prepared to make any announcement or even suggest that we’re close to one. That’s not the case.

Although what we would like to do is to continue to remain flexible with our balance sheet to get that balance right. So as we see opportunity to continue to pay down debt, which is coming from our significant cash flow, and opportunity to return capital to shareholders while still maintaining enough dry powder to go for the higher order of priority of acquisition, we’ll make that move as we see appropriate. That’s what we did this quarter and we’ll retain the ability to continue to do it as if it’s the best lens that I just described.

Operator

Jason Gere, KeyBanc.

Jason Gere - KeyBanc Capital Markets - Analyst

Thanks, nice quarter guys.

Julien Mininberg - Helen of Troy Limited - CEO

Thank you, Jason. Nice to hear from you

Jason Gere - KeyBanc Capital Markets - Analyst

Same here. If we could just maybe continue on the topic of acquisitions. As you think about it and obviously you have the financial flexibility, can you maybe help us prioritize where you would potentially look at acquisitions? Because I see three buckets that are out there. There is one that would leverage the existing brick and mortars portfolio, get a little bit more scale. There’s two, international opportunities that could take some of your stronger brands domestically internationally and get some additional in distribution. And three, maybe levering off of Healthy Directions and the B2C type of capabilities. And all 3 present interesting opportunities. So I was wondering how do you guys internally talk about that? Is one a stronger priority over the other two?

Julien Mininberg - Helen of Troy Limited - CEO

Sure. We have some pretty clear criteria. We shared them in the Investor Day and they’re largely available on our website in a condensed form and so they haven’t changed. We don’t bucket the way you just described, although the logic of what you described makes a ton of sense. We bucket them according to our criteria and then when we look at acquisition we have a fairly different outlook by segment.

As we look at Beauty, it’s different of how we would apply those than Housewares or Nutritional Supplements or the Health and Home area. We also have a lens that we look through for new legs of business that we wouldn’t tuck in to one of the existing but rather bolt on like we have done in the past with the OXO acquisition in Housewares, the Kaz acquisition in Health and Home and recently, the Healthy Directions acquisition in Nutrition. So we’ve done it multiple times in each way.

And as you get specific, I’ll give you an example only, but not to talk through all of them. In Beauty, adjacencies are important to us. Another hair dryer business wouldn’t make as much sense as adding another area of Beauty. I mentioned foot care on the call. That one we happen to do through license, Dr. Scholl’s, and that said, we could certainly add through acquisition and find other ways to grow once the stabilization is done.

That would be very different for example in Health Care/Home Environment where you’ve seen us act, especially around consumables, around tucking into our brands, such as we recently did with Vicks or adding on a new capability that had that consumables cycle like we did with PUR. When it comes to new businesses, there, it’s important that it meets our criteria or we wouldn’t be adding a whole new leg and in this case, you saw us do that with Healthy Directions.

Within Healthy Directions itself, since you asked about it, here that online capability is important to us. So that would be a place that would attract our attention. And then, direct to consumer businesses that fit our consumer acquisition capability, incredible database technology that’s available there and now, our fulfillment ability. Those would be nice things to add into Healthy Directions. So my intention was not to be comprehensive across all the units, but to show you the question you asked which is how do we look at it, what buckets do we use and how do we apply our criteria.

Jason Gere - KeyBanc Capital Markets - Analyst

I appreciate the color there. I guess the second question I was going to ask was just obviously, your results go through the August timeframe and what we’ve been hearing in September was a tougher time for a lot of retailers. So just wondering if there’s any kind of color you can provide on how the environment is right now just in general whether it’s at specialty retail or even at the mass channel? Could anything change from the summer months into September that you can highlight at this point?

Julien Mininberg - Helen of Troy Limited - CEO

Retail is a tricky world. You read the same newspapers we do around retailer one will announce a terrific growth. Like you saw Target is on a roll these days at a macro level. And retailer 2 will announce some struggles like you saw in even Walmart’s most recent announcements. They are all over the map in that regard and you can go right down the line with all the top customers, some of the drug chains, et cetera.

And so, what I would say is that it’s a customer by customer situation. I would also that on a macro level there’s a tremendous amount of caution still out there in the retailer world. There’s also therefore caution around inventory. Some retailers will increase their inventory because they’re gearing up for the holidays and the very next day, perplexingly, another retailer will tell you for some reason that they are taking down inventory even as they themselves prepare for the same holiday season against the same forecast. So it’s a bit of a black box in that regard. And that said, we’re very close to our customers. We talk to them constantly, almost every day, depends on the subject and we know their situation. As they talk to us, we respond.

In the case of the macroenvironment from an economic standpoint, same newspaper, the stock market waits to see what the Fed will do and consumers don’t necessarily respond to that. They respond to things like wages and other things. We’ve seen wage increases at the lowest levels due to initiatives like the one Walmart announced around the hourly wages.

In fact, as we mentioned in our press release, that’s affecting our ability to hire in areas like our warehouse area and we’ve taken up our wages in that regard. It also creates an uncertainty. All that said, those same consumers now have more wage money in their pocket and they go out and spend it. So you see the reason why the answer is not so black and white as we see X or we see Y. We see the same range as you read about in the paper every day.

Jason Gere - KeyBanc Capital Markets - Analyst

Okay. Fair enough. Last question is just a housekeeping. OXO and the Housewares business, could you quantify how much the sell in for OXO On contributed in the quarter?

Brian Grass - Helen of Troy Limited - CFO

Essentially $0. It didn’t start shipping until September.

Jason Gere - KeyBanc Capital Markets - Analyst

Okay. That’s what I thought you said but I wasn’t sure if there was some —

Julien Mininberg - Helen of Troy Limited - CEO

I’m sorry if I was unclear in my remarks but it doesn’t start until September and I would add the Bakeware category into that statement as well. OXO did a wonderful job of launching into its existing businesses. The spiralizer and the example this quarter, the GreenSaver product, an example last quarter, and now expanding into new categories. Pots and Pans we talked about a few quarters ago via license and now OXO On and bakeware direct. But just to be crystal, bakeware and On started shipping in Q3.

Jason Gere - KeyBanc Capital Markets - Analyst

Perfect. Thank you. I’ll pass on to the next caller.

Operator

Stephanie Wissink, Piper Jaffray.

Maria Vizuete - Piper Jaffray - Analyst

Hi it’s actually Maria Vizuete on for Steph. Thanks so much for taking our questions and congrats on a great quarter.

Julien Mininberg - Helen of Troy Limited - CEO

Thank you. Nice to talk to you.

Maria Vizuete - Piper Jaffray - Analyst

Nice to see you. We have a few questions here. First on Healthy Directions, with the performance continuing strong on both group sales and a margin perspective and now that you have the warehouse consolidation behind you, how should we be thinking about margin expansion in the second half?

Brian Grass - Helen of Troy Limited - CFO

I would not assume significant margin expansion. I mean we’re getting cost savings now that they are in our warehouse. But I think on a full-year basis, the cost savings was going to be $1 million and so, we’re only getting half of that in the second half of the year so that we would not expect a meaningful margin expansion.

Julien Mininberg - Helen of Troy Limited - CEO

Remember foreign exchange, which Brian talked a fair amount about, it affects margins a lot. So a revenue dollar in one currency when translates to dollars would affect the gross margin line and depending on our costs as well. Fighting off the foreign exchange with good cash flow and savings and other things is more of a priority for us than margin expansion in the second half.

Brian Grass - Helen of Troy Limited - CFO

And they are working on other cost savings initiatives in that segment but it’s too early to give you any numbers on those.

Maria Vizuete - Piper Jaffray - Analyst

Okay, that’s helpful. Thank you. And then, can you talk more about the Beauty business improvement in the quarter and maybe how much of that came from easier comparison?

Julien Mininberg - Helen of Troy Limited - CEO

You want to talk about the comparison part?

Brian Grass - Helen of Troy Limited - CFO

The comparison, we talked about the inventory reductions last year but we did not give a specific dollar amount. And so, I can’t tell you something specific but I can say it had a meaningful impact (Technical Difficulty).

Operator

Mr. Jancin, this is the operator, we can’t hear you any more.

(Operator Instructions).

Julien Mininberg - Helen of Troy Limited - CEO

We are back and I hope people can hear us again and I’m sorry for the technical problem. I’m not sure what it is but it seems to be gone now. With regard to the question, Maria, can you please rephrase so we make sure we have it crystal clear given the interruption?

Operator

Ma’am, can you please re-queue, we did have to remove you from the queue to get audio back.

(Operator Instructions)

Maria Vizuete - Piper Jaffray - Analyst

Great, thanks. It’s Maria again. Just thinking about the Beauty business improvement in the quarters, how much of that came from easier compares year-over-year? Thank you.

Brian Grass - Helen of Troy Limited - CFO

What I said before was when we’ve disclosed this previously, we disclosed it as a meaningful impact but did not provide a specific dollar amount because it’s inherently imprecise when you are trying to do this. But it was meaningful and we point it out only so that you don’t expect a 9.6% growth for the Beauty business for the back half of the year. They still would have had meaningful growth in the second quarter without the easy comparison but the easy comparison is a component of that 9.6%.

Julien Mininberg - Helen of Troy Limited - CEO

Let me put a small build on that because I think it may help which is regardless of the compare year-over-year, the Beauty business for multiple quarters has been improving and I hope you heard today in Brian’s remarks that we are increasing our guidance for the year. So what we started out saying, a mid-single-digit decline for FY16, and in my comments, I said that we were expecting not much more revenue growth year-over-year. So reduced versus that 9.6% that we reported today, but nonetheless we didn’t talk about that much decline either. That’s why we increased that guidance one click up from where we were before and we took the bottom of the range up for the whole company.

Just to be crystal clear for everyone on the call, we’re not suggesting that we won’t grow revenue for the Company year on year. In fact, we taken up the lower end of our guidance on revenue and we’ve maintained the top of our guidance on the revenue despite all the various uncertainties that are still out there in the back half. But on Beauty, we’re just seeing signs of improvement. We like what we see in foot care and we like the new product flow that’s now starting. And in fundamentals, packaging, quality, improved brand position, distribution, SKU rationalization, all these things that we’ve been mentioning, slowly but surely are making their way into the marketplace and making a difference.

Maria Vizuete - Piper Jaffray - Analyst

Thank you. That’s really helpful. Lastly, just wondering, maybe taking a step back here, how you’re thinking about savings targets and reinvestment of these dollars? What portion of savings do you expect to flow through to the bottom line versus offsetting incremental expenses such as FX or maybe one time type of expenses? Thank you.

Julien Mininberg - Helen of Troy Limited - CEO

Sure. To back up a moment, I think people on the call are aware that our project fuel for growth is targeted at $10 million of savings and we’ve already delivered $2 million of them last fiscal, committed an additional $4 million this fiscal and we’re doing very well against that target and we’ve identified the rest of the $10 million and are aware of each of the projects that it would take. As those savings come online, the foreign exchange difference that Brian was talking about is big enough versus our going in forecast for the year that created our original guidance, that all of that money is going into either increased marketing support or offsetting differences in foreign exchange.

And while it’s not dollar for dollar, so I can’t tell you the savings exactly out of the Healthy Directions warehouse consolidation was retargeted towards one of those things, foreign exchange or marketing support. I can say that the total amount of spend is being used to offset that and we’re very glad that we have that savings. In terms of additional savings, we are generating now more beyond the one or two major projects that have been completed and on track for the year. And then, as I’ve talked several times, we’re working on identifying the next projects and keep it on going down the line. Some of that will eventually hit the bottom line but we didn’t anticipate this much foreign exchange difference versus our going in forecast.

Maria Vizuete - Piper Jaffray - Analyst

Thank you so much. That’s really helpful. Best of luck.

Julien Mininberg - Helen of Troy Limited - CEO

Thank you very much, Maria.

Operator

Frank Camma, Sidoti.

Frank Camma - Sidoti & Company - Analyst

Good afternoon, guys.

Julien Mininberg - Helen of Troy Limited - CEO

How are you doing, Frank?

Frank Camma - Sidoti & Company - Analyst

A telecom company?

Julien Mininberg - Helen of Troy Limited - CEO

Funny. I’m not sure what that was all about. Thanks for your patience on that.

Frank Camma - Sidoti & Company - Analyst

No, I’m kidding. Just a question. You had really good — looks like good organic growth here with the sales number. I understand the FX issue but trying to figure out why you don’t get more of a lift all the way through to operating income? If you looked at it compared to last year, why the margin is essentially flat?

Brian Grass - Helen of Troy Limited - CFO

There’s a few things in there and FX is a huge part of it. As I mentioned, for every $1 of revenue impact which it was $8 million for the quarter, about $0.60 to $0.70 falls to the bottom line. So you can do the math and that’s a significant drag on operating income. The other thing that we experienced in the quarter, we did have very high sales but some of those were lower margin sales especially with respect to the Healthcare/Home Environment part of the business. They had much higher fan sales and then slightly lower water purification sales. So that mix is a drag on the margin. And then, we’re continuing to make investments in new product development and marketing and that is incremental to the prior year. So that will also have a drag on margins in comparison to the prior year. Those are the three major items.

Frank Camma - Sidoti & Company - Analyst

Okay, that’s helpful. You did call out, that was actually my second question. You called out water filtration. Is there something — that’s not really a seasonal product, so is there something unique that might have happened there that would’ve caused that decline?

Julien Mininberg - Helen of Troy Limited - CEO

No, just to be clear, we weren’t especially emphasizing it but it was mentioned in our comments in Brian’s section. So in the case of water filtration, we’re actually growing share but the total dollar value in the category’s coming down a little bit as there’s been some increase in private label filters. That will hit our competitor more than it’s hit us but the dollar value of the category is actually down a little and nevertheless, we’re picking up share.

So that’s the dynamic that is at work there. We continue to support the business actively with marketing support. We’ve got some very cool new products in the pipeline. We launched last year new pitchers as well but that was the situation there. Specifically on water filters specifically in this quarter.

Frank Camma - Sidoti & Company - Analyst

Okay, last thing is your tax rate going forward, is this a level we should expect going forward or does it moderate back down?

Brian Grass - Helen of Troy Limited - CFO

Yes, it moderates back down. You will see year-to-date we are at 16.2% and as we mentioned a couple times, our expectation is between 14% and 16% for the full year is still very much in place.

Frank Camma - Sidoti & Company - Analyst

Okay. Great. Thanks, guys.

Julien Mininberg - Helen of Troy Limited - CEO

Thank you Frank. Nice to have you join this crowd.

Frank Camma - Sidoti & Company - Analyst

Thank you.

Operator

Everyone, at this time there are no further questions. I’ll hand things back over to our speakers for any additional or closing remarks.

Julien Mininberg - Helen of Troy Limited - CEO

Great, thanks again and thank you for joining the call. We did have a great quarter. We’re very pleased about where we are with the first half and you’ve heard our guidance now slightly improved for the balance of the fiscal year. Still six strong months to go and we will be checking in with you shortly. We really appreciate your continued interest and your support for the Company. We do look forward to speaking with many of you in the coming days and the coming weeks and for others, we will be updating you on our third quarter results in January. Have a wonderful evening and thank you for joining.

Operator

Ladies and gentlemen, that does conclude today’s conference. We would like to thank you all for your participation today.